Exhibit 99.1

NEWS RELEASE

CATELLUS ANNOUNCES THIRD QUARTER 2004 RESULTS

SAN FRANCISCO, CALIFORNIA (November 3, 2004) - Catellus Development Corporation (NYSE:CDX) today reported earnings per fully diluted share (“EPS”) for the third quarter of 2004 of $0.29, compared to $0.20 for the same period in 2003. EPS for the nine months ended September 30, 2004, was $0.93, compared to $0.63 for the same period in 2003.

Net income for the third quarter of 2004 was $29.8 million, compared to $20.9 million for the same period in 2003. Net income for the nine months ended September 30, 2004, was $97.2 million, compared to $63.6 million for the same period in 2003.

The increase in net income for the third quarter of 2004 is due primarily to a reduced tax expense resulting from the company’s conversion to a real estate investment trust, effective January 1, 2004, and gain from the sale of an industrial building.

“We are pleased with our performance during and subsequent to the quarter, particularly with regard to our non-core assets,” noted Nelson C. Rising, chairman and CEO of Catellus. “Our core development business is on track for the year, we have significantly expanded our foothold in northern New Jersey, one of the country’s largest distribution markets, and we have sold or placed under contract for sale a substantial portion of our non-core portfolio, well ahead of our original schedule.”

Rental Portfolio

•	For the third quarter of 2004, rental revenue less property operating costs, including equity in earnings from operating joint ventures and before adjustments for discontinued operations, was $54.7 million, compared to $52.8 million for the same period in 2003. For the nine months ended September 30, 2004, rental revenue less property operating costs, including equity in earnings from operating joint ventures and before adjustments for discontinued operations, was $173.0 million, compared to $166.8 million for the same period in 2003.

•	At September 30, 2004, the rental portfolio totaled 40.7 million square feet, 90.0 percent of which is industrial property. The approximate 700,000 square foot decrease from June 30, 2004, was due primarily to the sale of an industrial building in Stockton, California, to a tenant exercising a purchase option.

•	The total rental portfolio’s occupancy rate at quarter end was 94.2 percent, compared to 95.7 percent at June 30, 2004, and 95.3 percent at September 30, 2003. The decline in occupancy was due, in part, to the anticipated vacancy of a 500,000 square foot industrial building in Stockton, California, and a 423,000 square foot industrial building in Texas.

•	The industrial portfolio’s occupancy rate at quarter end was 94.8 percent, compared to 96.6 percent at June 30, 2004, and 96.4 percent at September 30, 2003.

Development and Investment Activity

•	At September 30, 2004, Core Segment construction in progress was 3.5 million square feet: 1.4 million square feet will be added to Catellus’ rental portfolio upon completion; one million square feet is development for fee; 791,000 square feet is build-to-suit-for-sale; and 338,000 square feet is included in a joint venture. (See below for a definition of Core Segment.)

•	For the 1.4 million square feet of space under construction that will be added to Catellus’ rental portfolio upon completion, the projected total cost of development is approximately $98.1 million. These buildings are 16 percent preleased and, when fully leased, are projected to yield a return on cost of approximately 10.9 percent.

•	During the quarter, construction commenced on 1.3 million square feet in four projects: a 456,000 square foot build-to-suit-for-sale in Minooka, Illinois; a 428,000 square foot warehouse facility in Atlanta, Georgia; a 335,000 square foot build-to-suit-for-sale in Fontana, California; and a 49,000 square foot build-to-suit-for-lease in Glenview, Illinois.

•	During the quarter, Catellus acquired 290 acres of land in Woodbridge, New Jersey, expanding its presence in the northern New Jersey distribution market. The site is approved for up to 3.25 million square feet of industrial space. Development is expected to occur over five to seven years, with a projected total investment, at completion, of approximately $175 million.

•	Catellus continues to work with the City of Austin, Texas, on the Master Development Agreement for the redevelopment of Robert Mueller Municipal Airport, which is expected to be executed by year end 2004. Under the proposed agreement, Catellus would act as the master developer, consistent with its long-term strategy to pursue select opportunities to apply its broad set of land development skills to multiple kinds of development projects.

Urban, Residential & Other

•	During the quarter, the company announced the sale of land capable of supporting 508,000 square feet of commercial space at Mission Bay in San Francisco, California, to Alexandria Real Estate Equities, Inc.

•	During the quarter, the company announced it has entered into contracts to sell residential land at Mission Bay, to multiple developers, for approximately $200 million.

•	Subsequent to quarter end, Catellus announced the closing of a second transaction with Alexandria Real Estate Equities, Inc. for land capable of supporting up to 935,000 square feet of commercial space at Mission Bay.

•	Subsequent to quarter end, Catellus and a joint venture partner entered into a contract to sell the leasehold interest in Mission Place at Mission Bay. Catellus will continue to own fee interest in the land and collect ground rent. The buyer will have an option to purchase the land in 2009 for approximately $61.5 million.

•	Subsequent to quarter end, Catellus announced it was in negotiations with the University of California to ground lease to the university a 9.65-acre site at Mission Bay capable of supporting up to one million square feet of commercial space.

•	Catellus is in negotiations to sell to a financial investor substantially all of the remaining land and entitlements at Mission Bay; the remaining land at Santa Fe Depot in San Diego, California; West Bluffs, a 114-unit residential development in the Westchester–Playa del Rey area of Los Angeles, California; and Bayport, a 485-unit residential development in Alameda, California.

Supplemental Reporting Measure

•	The company provides a supplemental performance measure of Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), which Catellus believes provides a useful measure, along with GAAP net income, of its operating performance. (Reconciliation of FFO to net income is provided on pages 8 and 9 of this document.)

•	Additionally, the company provides FFO in two segments: Core Segment and Urban, Residential, and Other Segment. The first segment, or Core Segment, reflects that part of Catellus’ business it expects will be ongoing and central to its future operations.

•	The second segment, or Urban, Residential, and Other Segment, reflects the company’s urban and residential businesses, including residential lot development, urban development, and desert land sales, which the company intends to transition out of over time. This segment also includes REIT conversion costs, certain of which will continue for approximately three years after January 1, 2004. These costs include third party costs, and the effects of the stock option exchange offer in 2003.

•	In presenting FFO prior to beginning operations as a REIT (effective January 1, 2004), Catellus includes “hypothetical tax savings” (including the tax effects of the REIT conversion) that would have occurred had it been a REIT during the prior periods presented.

•	FFO, including both segments as defined above, for the third quarter of 2004 was $39.4 million, compared to $45.2 million for the same period in 2003. FFO, including both segments as defined above, for the nine months ended September 30, 2004, was $140.7 million, compared to $131.5 million for the same period in 2003.

•	Core Segment FFO for the third quarter of 2004 was $34.1 million, compared to $32.7 million for the same period in 2003. On a fully diluted basis, Core Segment FFO per share for the third quarter of 2004 was $0.33, compared to $0.32 for the same period in 2003. Core Segment FFO for the nine months ended September 30, 2004, was $120.6 million, compared to $109.6 million for the same period in 2003. On a fully diluted basis, Core Segment FFO per share for the nine months ended September 30, 2004, was $1.16, compared to $1.08 for the same period in 2003.

* * * * *

Catellus Development Corporation (NYSE: CDX) will host a conference call on Thursday, November 4 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, and Noon Eastern) to discuss third quarter results. Catellus will release financial results for the third quarter on Wednesday, November 3, 2004, after the close of the day’s trading on the New York Stock Exchange. To participate in the conference call, free of charge, dial 800-510-0219 (domestic) or 617-614-3451 (international) and enter access code 84518863 prior to the beginning of the call. Access the live webcast of the conference call from the Investor Relations section of Catellus’ website at www.catellus.com. You may also access the live webcast through www.streetevents.com. The telephonic replay will be available until 2:00 PM Eastern Time on November 18, 2004, at 888-286-8010 (domestic) or 617-801-6888 (international) with the access code 91468081. The webcast replay will be available through November 4, 2005, from the Investor Relations section of Catellus’ website at www.catellus.com or at www.streetevents.com.

The third quarter 2004 Supplemental Financial Package will be available from the Home Page and the Investor Relations section of our website at www.catellus.com. These materials are also available by contacting Investor Relations at (415) 974-4500 or by sending an email to InvestorRelations@catellus.com.

Catellus Development Corporation is a publicly traded real estate development company that began operating as a real estate investment trust effective January 1, 2004. The company owns and operates approximately 40.7 million square feet of predominantly industrial property in many of the country’s major distribution centers and transportation corridors. Catellus’ principal objective is sustainable, long-term growth in earnings, which it seeks to achieve by applying its strategic resources: a lower-risk/higher-return rental portfolio, a focus on expanding that portfolio through development, and the deployment of its proven land development skills to select opportunities where it can generate profits to recycle back into its business. More information on the company is available at www.catellus.com.

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about plans, opportunities, and development. We caution you not to place undue reliance on these forward-looking statements, which reflect our current beliefs and are based on information currently available to us. We do not undertake any obligation to publicly revise these forward-looking statements to reflect future events or changes in circumstances, except as may be required by law. These forward-looking statements are subject to risks and uncertainties that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by these statements. In particular, among the factors that could cause actual results to differ materially are: changes in the real estate market or in general economic conditions, including a worsening economic slowdown or recession; non-renewal of leases by tenants or renewal at lower than expected rates; difficulties in identifying properties to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as we expect; our failure to divest of properties on advantageous terms or to timely reinvest proceeds from any such divestitures; our failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code of 1986; product and geographical concentration; industry competition; availability of financing and changes in interest rates and capital markets; changes in insurance markets; losses in excess of our insurance coverage; discretionary government decisions affecting the use of land, including the issuance of permits, and delays resulting therefrom; changes in the management team; weather conditions and other natural occurrences that may affect construction or cause damage to assets; changes in income taxes or tax laws; environmental uncertainties, including liability for environmental remediation and changes in environmental laws and regulations; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; failure of parties to reach agreement on definitive terms or to close transactions; increases in the cost of land and construction materials and availability of properties for future development; limitations on, or challenges to, title to our properties; risks related to the financial strength of joint venture projects and co-owners; changes in policies and practices of organized labor groups; shortages or increased costs of electrical power; risks and uncertainties affecting property development and renovation (including construction delays and cost overruns); other risks inherent in the real estate business; and acts of war, other geopolitical events and terrorists activities that could adversely affect any of the above factors. For further information, including more detailed risk factors, you should refer to Catellus Development Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2003, and its report on Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission.

Contact:

Margan Mitchell

Catellus Development Corporation

(415) 974-4616

CATELLUS DEVELOPMENT CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Properties	$2,635,367	$2,498,015
Less accumulated depreciation	(486,288)	(446,872)

	2,149,079	2,051,143
Other assets and deferred charges, net	270,065	292,312
Notes receivable, less allowance	84,519	119,202
Accounts receivable, less allowance	21,857	19,752
Assets held for sale	6,778	2,352
Restricted cash and investments	12,646	64,617
Cash and cash equivalents	23,855	45,931

Total	$2,568,799	$2,595,309

Liabilities and stockholders’ equity
Mortgage and other debt	$1,353,941	$1,378,054
Accounts payable and accrued expenses	125,668	157,036
Deferred credits and other liabilities	300,867	291,530
Liabilities associated with assets held for sale	72	2,296
Deferred income taxes	50,461	56,712

Total liabilities	1,831,009	1,885,628

Stockholders’ equity
Common stock - 104,339 and 103,822 shares issued, and 103,039 and 102,724 shares outstanding at September 30, 2004 and December 31, 2003, respectively	1,043	1,039
Paid-in capital	500,578	489,143
Unearned value of restricted stock and restricted stock units (1,300 and 1,098 shares at September 30, 2004 and December 31, 2003, respectively)	(19,845)	(22,720)
Accumulated earnings	256,014	242,219

Total stockholders’ equity	737,790	709,681

Total	$2,568,799	$2,595,309

CATELLUS DEVELOPMENT CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue
Rental revenue	$76,548	$74,079	$229,373	$219,907
Sales revenue	39,487	45,515	84,477	78,425
Management, development and other fees	394	2,954	2,851	9,901

	116,429	122,548	316,701	308,233

Costs and expenses
Property operating costs	(21,775)	(22,760)	(63,037)	(61,568)
Cost of sales	(23,144)	(27,171)	(51,108)	(50,424)
Selling, general and administrative expenses	(13,619)	(15,365)	(39,181)	(35,423)
Depreciation and amortization	(20,344)	(17,721)	(56,980)	(51,311)

	(78,882)	(83,017)	(210,306)	(198,726)

Operating income	37,547	39,531	106,395	109,507

Other income
Equity in (losses) earnings of operating joint ventures, net	(802)	540	3,991	5,199
Equity in earnings of development joint ventures, net	1,204	7,553	5,822	16,834
Gain on non-strategic asset sales	—	928	16,441	8,285
Interest income	2,143	1,745	7,381	5,458
Other	1,166	581	2,423	2,530

	3,711	11,347	36,058	38,306

Other expenses
Interest expense	(15,763)	(15,583)	(47,821)	(48,778)
REIT transition costs	—	(1,416)	(420)	(4,779)
Other	(1,693)	(411)	(3,942)	(607)

	(17,456)	(17,410)	(52,183)	(54,164)

Income before income taxes and discontinued operations	23,802	33,468	90,270	93,649

Income tax expense	(5,905)	(12,456)	(7,818)	(34,842)

Income from continuing operations	17,897	21,012	82,452	58,807

Discontinued operations, net of income tax:
Gain (loss) from disposal of discontinued operations	11,617	(201)	13,631	4,218
Income from discontinued operations	299	138	1,155	589

Net gain (loss) from discontinued operations	11,916	(63)	14,786	4,807

Net income	$29,813	$20,949	$97,238	$63,614

Income per share from continuing operations
Basic	$0.17	$0.21	$0.80	$0.59

Assuming dilution	$0.17	$0.20	$0.79	$0.58

Income per share from discontinued operations
Basic	$0.12	$—	$0.14	$0.05

Assuming dilution	$0.12	$—	$0.14	$0.05

Net income per share
Basic	$0.29	$0.21	$0.94	$0.64

Assuming dilution	$0.29	$0.20	$0.93	$0.63

Average number of common shares outstanding - basic	103,053	100,879	102,974	99,064

Average number of common shares outstanding - diluted	104,424	102,994	104,272	101,737

Dividends declared per share	$0.27	$—	$0.81	$—

CATELLUS DEVELOPMENT CORPORATION

Reconciliation of Net Income to Funds from Operations

(In thousands, except per share data)

(Unaudited)

	Three Months ended September 30, 2004
	Core Segment	Urban/Res. & Other Segment	Consolidated
Net income	$24,691	$5,122	$29,813
Add depreciation	21,099	174	21,273
Less gain on rental property sales	(11,656)	—	(11,656)

FFO	$34,134	$5,296	$39,430

FFO per share:
Basic	$0.33	$0.05	$0.38

Assuming dilution	$0.33	$0.05	$0.38

Average number of common shares outstanding-basic	103,053	103,053	103,053

Average number of common shares outstanding-diluted	104,424	104,424	104,424

	Three Months ended September 30, 2003
	Core Segment	Urban/Res. & Other Segment	Consolidated
Net income	$8,843	$12,106	$20,949
Add depreciation	18,091	429	18,520
Add loss on rental property sales	301	—	301

FFO	27,235	12,535	39,770
Hypothetical tax savings	5,452	—	5,452

FFO as adjusted for hypothetical tax savings	$32,687	$12,535	$45,222

FFO as adjusted for hypothetical tax savings per share:
Basic	$0.32	$0.13	$0.45

Assuming dilution	$0.32	$0.12	$0.44

Average number of common shares outstanding-basic	100,879	100,879	100,879

Average number of common shares outstanding-diluted	102,994	102,994	102,994

CATELLUS DEVELOPMENT CORPORATION

Reconciliation of Net Income to Funds from Operations

(In thousands, except per share data)

(Unaudited)

	Nine Months ended September 30, 2004
	Core Segment	Urban/Res. & Other Segment	Consolidated
Net income	$77,638	$19,600	$97,238
Add depreciation	58,981	539	59,520
Less gain on rental property sales	(16,023)	—	(16,023)

FFO	$120,596	$20,139	$140,735

FFO per share:
Basic	$1.17	$0.20	$1.37

Assuming dilution	$1.16	$0.19	$1.35

Average number of common shares outstanding-basic	102,974	102,974	102,974

Average number of common shares outstanding-diluted	104,272	104,272	104,272

	Nine Months ended September 30, 2003
	Core Segment	Urban/Res. & Other Segment	Consolidated
Net income	$42,239	$21,375	$63,614
Add depreciation	52,004	429	52,433
Less gain on rental property sales	(7,152)	—	(7,152)

FFO	87,091	21,804	108,895
Hypothetical tax savings	22,558	—	22,558

FFO as adjusted for hypothetical tax savings	$109,649	$21,804	$131,453

FFO as adjusted for hypothetical tax savings per share:
Basic	$1.11	$0.22	$1.33

Assuming dilution	$1.08	$0.21	$1.29

Average number of common shares outstanding-basic	99,064	99,064	99,064

Average number of common shares outstanding-diluted	101,737	101,737	101,737

CATELLUS DEVELOPMENT CORPORATION

(In thousands and unaudited)

Rental revenue less property operating costs (including the portion from discontinued operations) includes equity in earnings of operating joint ventures, net (as reflected in the accompanying statements of operations). Rental revenue less property operating costs is commonly used by stockholders, company management and industry analysts as a measurement of operating performance of the company’s rental portfolio and is calculated as follows:

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
Rental revenue	$76,548	$74,079	$229,373	$219,907
Property operating costs	(21,775)	(22,760)	(63,037)	(61,568)
Equity in (losses) earnings of operating joint ventures, net	(802)	540	3,991	5,199
Rental revenue from discontinued operations	995	1,258	3,346	4,613
Property operating costs from discontinued operations	(239)	(342)	(676)	(1,314)

Rental revenue less property operating costs (“net operating income”)	$54,727	$52,775	$172,997	$166,837